Exhibit 10.1

MERGER AGREEMENT

TABLE OF CONTENTS

Asset Sale	1
Merger	1
Definitions	1
Closing Date	1
Annual Report	1
Asset Sale	2
Merger	1
Financing	2
Name Change	2
New Directors	2
New Officers	2
Information Statement	2
Form 8-K	2
Closing	2
Execution, Delivery	3
Documents	3
Conditions	3
Merger	4
Effecting the Merger	4
Conversion of Shares	4
Conversion of Warrants	4
Conversion of Warrants	5
Clearant’s Representations and Warranties	5
Organization	5
Capitalization	5
No Subsidiaries	6
Authorization	6
No Conflict	6
Financial Statements	7
Absence of Undisclosed Liabilities	7
Litigation	7
Insurance	7
Personal Property	7
Intangible Property	8
Real Property	9
Accounts Receivable	9
Tax Matters	9
Books and Records	10
Contracts and Commitments	10
Compliance with Agreements and Laws	11
Employee Relations	12
Employee Benefit Plans	12
Absence of Certain Changes or Events	13
Customers	14

 i

Indebtedness to and from Affiliates	14
Banking Facilities	14
Powers of Attorney and Suretyships	15
Conflicts of Interest	15
Regulatory Approvals	15
No Brokers	15
Disclosure	15
Tax Treatment	15
Bliss’s Representations and Warranties	16
Organization	16
Capitalization	16
No Subsidiaries	16
Authorization	16
No Conflict	17
Absence of Liabilities	17
Litigation	17
Insurance	18
Tax Matters	18
Books and Records	18
Contracts and Commitments	18
Compliance with Agreements and Laws	19
Employee Relations	20
Employee Benefit Plans	20
Absence of Certain Changes or Events	21
Indebtedness to and from Affiliates	22
Banking Facilities	22
Powers of Attorney and Suretyships	22
Conflicts of Interest	22
Regulatory Approvals	23
No Brokers	23
Disclosure	23
SEC and State Securities Law Filings	23
Tax Treatment	24
Affiliates	24
Stockholder Claims	24
Covenants	24
General	24
Notices and Consents	24
Regulatory Matters and Approvals	24
Operation of Business	25
Indemnification	25
By Clearant	25
By Majority Stockholders	25
Claims for Indemnification	26
Defense by the Indemnifying Party	26
Survival of Representations and Warranties; Claims for Indemnification	26

 ii

Confidentiality	27
Termination	27
Miscellaneous	28
Survival	28
Press Releases and Public Announcements	28
No Third-Party Beneficiaries	28
Incorporation by Reference	28
Notices	28
Waiver	29
Further Assurances	29
Successors and Assigns	29
Severability	30
Expenses	30
Governing Law	30
Section Headings; Construction	30
Counterparts	30
Amendments	30
Entire Agreement	31
Schedule 1	32
Definitions	32
Index of Definitions	34
Schedule 2	1
List of Agreements	1
Exhibit A	i
Exhibit B	i

 iii

MERGER AGREEMENT

     This Merger Agreement and Plan of Reorganization (“Agreement”) is made and entered into as of March 31, 2005 (“Closing Date”), by and among Clearant, Inc., a Delaware corporation, formerly a California corporation, with its principal office at 11111 Santa Monica Boulevard, Suite 650, Los Angeles, California 90025 (“Clearant”); Bliss Essentials Corp., a Nevada corporation, with its principal office at 5050 Kingsway, 2nd Floor, Burnaby, British Columbia, Canada V5H 4H2 (“Bliss”); and Thomas Gelfand, Howard Gelfand and Kathleen Rufh (collectively, “Majority Stockholders”).

     This Agreement contemplates a series of transactions in which Bliss will, effective upon the conditions and dates specified herein:

     A. Asset Sale. Dispose of substantially all of its operating assets and liabilities to the Majority Stockholders pursuant to the Asset Purchase Agreement (“Purchase Agreement”) between Bliss and the Majority Stockholders of even date herewith; and

     B. Merger. Acquire all of Clearant’s outstanding common stock through a reverse triangular merger, pursuant to which (i) Clearant, Inc., a Nevada corporation, and newly-formed, wholly-owned subsidiary of Bliss (“Name Change Sub”) will merge with and into Bliss, and Bliss will survive and change its name to Clearant, Inc., (ii) the officers and directors of Clearant will become the officers and directors of Bliss, and (iii) BEI Merger Corporation, a Delaware corporation, and newly-formed, wholly-owned subsidiary of Bliss (“Merger Sub”) will merge with and into Clearant, and Clearant will survive and become a wholly-owned subsidiary of Bliss.

     For federal income tax purposes, the Parties intend that the transactions contemplated by this Agreement will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Tax Code”).

     In consideration of the foregoing and the representations, warranties and mutual covenants herein made, the Parties hereby agree to the foregoing and as follows:

Section 1. Definitions. Capitalized terms not otherwise defined herein have the meanings set forth in the attached Schedule 1.

Section 2. Closing Date. On the Closing Date, or as soon as practicable thereafter:

     (a) Annual Report. Bliss will file its Annual Report on Form 10-KSB for its fiscal year ended December 31, 2004 in accordance with the Exchange Act;

     (b) Merger. Bliss, Clearant and the Majority Stockholders will execute and deliver all documents in connection with the Merger, to be filed with the Secretary of State of Delaware;

     (c) Asset Sale Bliss and the Majority Stockholders will execute and deliver the Purchase Agreement and effectuate the transactions provided for therein (“Asset Sale”);

     (d) Name Change. Bliss will merge Name Change Sub into itself pursuant to a plan of merger adopted by the board of directors of Bliss (“Board”) and articles of merger filed with the Secretary of State of the State of Nevada in accordance with NRS 92A.180, the separate corporate existence of Name Change Sub will cease, Bliss will continue as the surviving corporation, and the name of Bliss will be changed to Clearant, Inc., a Nevada corporation, effective immediately (“Name Change”) and, in connection therewith, Bliss shall obtain a new CUSIP number and a new OTC Bulletin Board trading symbol;

     (e) Financing. Pursuant to fully executed and delivered Registration Rights Agreements (“Registration Rights Agreement”) and Subscription Agreements (“Subscription Agreement”) between Bliss and the investors named therein (“Investors”), the forms of which are attached hereto as Exhibits A and B, respectively, for the purchase of $11,080,000 (minus $2,350,000 in bridge financing already received) of Bliss common stock (the “Financing”), Escrow Holder will release all remaining funds to Bliss;

     (f) New Directors. The Board will:

          (i) Pursuant to Section 3.2 of the bylaws of Bliss (“Bylaws”) and Article VI of the Articles of Incorporation of Bliss (“Articles”), adopt a resolution increasing the number of directors to five (5), effective immediately,

          (ii) Appoint two (2) individuals designated by Clearant to fill the vacancies on the Board, effective immediately,

          (iii) File with the SEC and transmit to the stockholders of Bliss the information required by Exchange Act Rule 14f-1 (“14f-1 Information”) with regard to the matters in sections (iv) and (v) below,

          (iv) Accept the resignation from the Board of the Majority Stockholders, effective ten (10) days after the Closing Date, and

          (v) Appoint three (3) additional individuals designated by Clearant to fill the vacancies on the Board, effective ten (10) days after the Closing Date;

     (g) New Officers. The Majority Stockholders will resign as officers of Bliss, effective immediately, and individuals designated by Clearant will be appointed as officers of Bliss;

     (h) Form 8-K. Bliss will file a Current Report on Form 8-K disclosing the material terms of the Agreement and the transactions contemplated herein, to be amended on Form 8-K/A to include the required audited financial statements within 75 days of the Closing Date.

Section 3. Closing.

     (a) Execution, Delivery. On or before the Closing Date, each of the respective Parties will execute, acknowledge, and deliver to the Escrow Holder (or will cause to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments necessary or appropriate to effectuate the transactions provided for in this Agreement, together with such other items as may be reasonably requested by any other Parties or their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

     (b) Documents. On or before the Closing Date, the Parties will deliver to the Escrow Holder fully-executed originals of the following documents:

          (i) the Form 10-KSB

          (ii) the Purchase Agreement

          (iii) this Agreement

          (iv) the Conversion Agreements (as herein defined)

          (v) the IRA Amendment (as herein defined)

          (vi) the Subscription Agreements

          (vii) the Registration Rights Agreements

          (viii) the merger certificate for the Name Change

          (ix) the 14f-1 Information

          (x) the Form 8-K

          (xi) resolutions of the Board

          (xii) resignations of the Majority Stockholders

          (xiii) officers certificates

          (xiv) opinion of Clearant intellectual property counsel

          (xv) original minute books of Bliss

          (xvi) audited financial statements for Clearant’s 2003 fiscal year

     (c) Conditions. The effectiveness of this Agreement and all of the transactions contemplated hereby are conditioned upon (i) the Investors depositing the full amount of the Financing with the Escrow Holder by the Closing Date, (ii) Clearant providing audited financial statements for its 2003 fiscal year on the Closing Date, and (iii) Clearant providing within 75 days of the Closing Date audited financial statements for its 2004 fiscal year signed by an independent registered public accounting firm and not containing a going concern qualification.

Section 4. Merger. On the Closing Date:

     (a) Effecting the Merger. A properly executed and certified copy of a merger certificate will be duly filed with the Secretary of State of Delaware, pursuant to which Merger Sub will be merged with and into Clearant, the separate corporate existence of Merger Sub will cease, and Clearant will continue its existence as a wholly-owned subsidiary of Bliss (the “Merger”). The officers and directors of Clearant prior to the Closing Date will continue to serve as the officers and directors of Clearant following the Merger.

     (b) Conversion of Shares.

          (i) Clearant will deliver (i) an amendment to the Clearant Investor Rights Agreement (“IRA Amendment”) providing for a shareholder lock-up, and (ii) Conversion Agreements executed by each holder of Clearant convertible promissory notes and convertible preferred stock (“Conversion Agreements”).

          (ii) Each 1.0003 share of the shares common stock of Clearant issued and outstanding on the Closing Date (“Shares”) will, by virtue of the Merger and without any action on the part of Clearant, Bliss, Merger Sub or the holders of the Shares, be converted into and will become one (1) validly issued, fully paid and nonassessable share of common stock of Bliss (“Share Ratio”), such that holders of the Shares as of the Closing Date will hold a total of 25 million shares of Bliss following the conversion. No fractional shares will be issued, and any right to receive a fractional share will be rounded to the nearest whole share.

          (iii) The Shares, together with any Shares held in Clearant’s treasury, will be deemed canceled and retired and will cease to exist, and each holder of a certificate for Shares will cease to have any rights with respect thereto; provided, however, that, following the Closing Date, upon surrender of an original stock certificate representing Shares, Bliss will deliver a stock certificate for shares of common stock of Bliss to which such Person is entitled pursuant to the Share Ratio, bearing any necessary or appropriate restrictive legend.

          (iv) If any certificate evidencing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the certificate to be lost, stolen or destroyed and, if required by Bliss, the posting of an indemnity bond, in such reasonable amount as the transfer agent may direct, as collateral security against any claim that may be made with respect to the certificate, Bliss will issue in exchange for the lost, stolen or destroyed certificate the applicable number of shares of Bliss common stock.

     (c) Conversion of Warrants.

          (i) All warrants to purchase shares of common stock of Clearant issued and outstanding on the Closing Date (“Warrants”) will, by virtue of the Merger and without any action on the part of Clearant, Bliss, Merger Sub or the holders of the Warrants, be converted into and will become warrants to purchase 2,477,376 shares of common stock of Bliss, at an exercise price of $4.00 per share (“Warrant Ratio”). No warrants for fractional shares will be issued, and any right to receive a fractional share will be rounded to the nearest whole share.

          (ii) The Warrants will be deemed canceled and will cease to exist, and each holder of a Warrant will cease to have any rights with respect thereto; provided, however, that, on the Closing Date, upon surrender of an original Warrant, Bliss will deliver a replacement warrant to purchase shares of common stock of Bliss to which such Person is entitled pursuant to the Warrant Ratio, bearing any necessary or appropriate restrictive legend.

     (d) Conversion of Options.

          (i) All options to purchase shares of common stock of Clearant granted pursuant to its 2000 Stock Option Plan (“Plan”) and outstanding on the Closing Date (“Options”) with an exercise price less than $3.50 per share, whether or not vested, will, by virtue of the Merger and without any action on the part of Clearant, Bliss, Merger Sub or the holders of the options, be assumed by Bliss pursuant to Section 13(c)(iii) of the Plan, and will become options to purchase the same number of shares of common stock of Bliss, to a maximum of 1,918,588 shares, on and subject to the same terms and conditions.

          (ii) All outstanding Options with an exercise price greater than $3.50 per share, whether or not vested, will terminate and be deemed canceled pursuant to Section (c)(iv) of the Plan, and will cease to exist, without further liability to Bliss or Clearant, and each holder of Options will cease to have any rights with respect thereto.

Section 5. Clearant’s Representations and Warranties. Clearant represents and warrants to Bliss and the Investors that the statements contained in this Section are true and correct as of the Closing Date, except (i) where any variation would not be reasonably likely to have an Adverse Effect, and (ii) as set forth herein and in the disclosure schedule delivered by Clearant to Bliss, arranged in sections corresponding to the paragraphs in this Section and the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

     (a) Organization. Clearant is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Clearant is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of the Articles of Incorporation and Bylaws of Clearant, as amended to date, have been made available to Bliss, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Clearant is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

     (b) Capitalization.

          (i) Clearant’s authorized capital stock consists solely of 50,000,000 shares of Clearant common stock, par value $.0001.

          (ii) There are 25,008,585 shares of Clearant common stock issued and outstanding and no shares held in the treasury of Clearant. All of the issued and outstanding shares of Clearant common stock were duly and validly issued and fully paid, are nonassessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

          (iii) Other than the Warrants, there are no outstanding (A) options, warrants, or other rights to purchase from Clearant any capital stock of Clearant; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Clearant.

     (c) No Subsidiaries. Clearant does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

     (d) Authorization. Clearant has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Clearant and the consummation by Clearant of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Clearant and no other corporate proceedings on the part of Clearant and no shareholder vote or consent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Clearant. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Clearant is a party constitute the valid and legally binding obligations of Clearant, enforceable against Clearant in accordance with their respective terms, except as may be limited by principles of equity, applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by Clearant of this Agreement and the agreements provided for herein, and the consummation by Clearant of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of Clearant, or to Clearant’s Knowledge (i) violate the provisions of any law, rule or regulation applicable to Clearant, (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Clearant pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Clearant is a party or by which Clearant or any of its properties is or may be bound.

     (e) No Conflict. The execution and delivery of this Agreement by Clearant does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of Clearant pursuant to any material agreement of Clearant or other instrument or obligation of Clearant.

     (f) Financial Statements.

          (i) Clearant has previously delivered to Bliss (A) the audited balance sheets of Clearant as of December 31, 2003 and 2002, and the related audited statements of operations, shareholders’ equity and cash flows of Clearant for these fiscal years, and (B) the unaudited balance sheet of Clearant as of December 31, 2004 and the related unaudited statements of operations, shareholders’ equity and cash flows of Clearant for the fiscal year ended December 31, 2004.

          (ii) The foregoing have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied consistently with past practices, and fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of Clearant and the results of operations of Clearant’s business for the periods indicated.

     (g) Absence of Undisclosed Liabilities. Except as and to the extent reflected and reserved against in its current balance sheet, or incurred in the ordinary course of business after the date of the current balance sheet, either individually or in the aggregate, Clearant does not have any liability or obligation, secured or unsecured, whether absolute, contingent, unasserted or otherwise, which exceed $100,000.

     (h) Litigation. There is no action, suit, legal or administrative proceeding or investigation pending or, to Clearant’s Knowledge, threatened against or involving Clearant (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. Neither Clearant nor to its Knowledge any officer, director or employee of Clearant, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of Clearant. There in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to Clearant’s Knowledge enjoining or requiring Clearant to take any action of any kind with respect to its business, assets or properties.

     (i) Insurance. Its disclosure schedule sets forth a listing of all current Clearant insurance policies, and all claims in excess of $100,000 made under any policies of insurance since the formation of Clearant. All current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for Clearant’s business, and to Clearant’s Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

     (j) Personal Property. True, correct and complete copies or lists of all items of tangible personal property owned by Clearant as of the date hereof having either a net book value per unit in excess of $100,000, or not owned by Clearant but in the possession of or used in the business of Clearant and having non-cancelable lease payments in excess of $25,000 per year; and a description of the owner, and any agreement relating to the use, of each item of Clearant personal property not owned by Clearant and the circumstances under which the property is used, have been made available to Bliss.

          (i) Clearant has good and marketable title to each such item free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

          (ii) Such property is used by Clearant in the ordinary course of its business and is sufficient for continued conduct of Clearant’s business after the Closing Date in substantially the same manner as conducted prior to the Closing Date; and

          (iii) Such property is in good operating condition and repair, normal wear and tear excepted, and normal maintenance has been performed.

     (k) Intangible Property. Its disclosure schedule lists of (A) all United States and foreign patents, trademark registrations, copyright registrations, and applications for any of the foregoing, and (B) all licenses or similar agreements or arrangements to which Clearant is a party, either as licensee or licensor, with respect thereto.

          (i) Clearant is the sole and exclusive owner of all right, title and interest in and to all material items of intangible property necessary for the operation of all material aspects of Clearant’s business as it is currently conducted, and all designs, permits, labels and packaging used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims;

          (ii) Clearant has the right and authority to use, and to continue to use after the Closing Date, such property in connection with the conduct of its business in the manner presently conducted, and to its Knowledge such use or continuing use does not and will not materially infringe upon or violate any rights of any other Person;

          (iii) Clearant has no Knowledge of a pleading or threatened claim, interference action or other judicial or adversarial proceeding against Clearant that any of its operations, activities, products, services or publications or any of its customers or distributors infringes or will infringe any patent, trademark, copyright, trade secret or other property right of a third party, or that it is illegally using the trade secrets or property rights of others;

          (iv) There are no outstanding, nor to its Knowledge any threatened disputes or other disagreements with respect to any licenses or similar agreements with regard to such property; and

          (v) Clearant does not have any Knowledge that any third party is infringing, or will threaten to infringe, upon or otherwise violate any such property in which Clearant has ownership rights.

     (l) Real Property.

          (i) Clearant does not own any real property.

          (ii) Its disclosure schedule lists all material leases of real property to which Clearant is a party, and all amendments, modifications and supplemental agreements thereto.

Such leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms, and have not been modified or amended since the date of delivery to Bliss. The execution, delivery and performance of this Agreement by Clearant, and the consummation of the transaction contemplated hereby, will not effect the enforceability against any person of any such lease agreement or the rights of Clearant to the continued use and possession of the real property subject to such leases for the conduct of business as presently conducted.

          (iii) Clearant is in possession of the real property and assets purported to be leased under such leases. No party to any such lease has sent written notice to the other claiming a default thereunder which remains uncured. There has not occurred to its Knowledge any event that would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any such lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default.

     (m) Accounts Receivable. Its disclosure schedule lists the accounts and notes receivable of Clearant in excess of $10,000 per item. All material accounts receivable arose out of the sales of inventory or services in the ordinary course of business and to its Knowledge are collectible in the face value thereof using normal collection procedures, net of the reserve for doubtful accounts, which reserve is adequate and calculated consistent with past practice. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with an obligor of accounts receivable relating to the amount or validity of such account.

     (n) Tax Matters.

          (i) Within the times and in the manner prescribed by law, Clearant has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed;

          (ii) Clearant has paid all taxes, interest, penalties, assessments and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes;

          (iii) All tax returns filed by Clearant for all taxable years since formation constitute complete and accurate representations of the respective tax liabilities of Clearant for such years;

          (iv) Clearant has not waived or extended any applicable statute of limitations relating to the assessment of federal, state or local taxes;

          (v) No examinations of the federal, state or local tax returns of Clearant are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against Clearant as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened;

          (vi) There are no pending or threatened audits, assessments or other actions relating to any liability in respect of taxes of Clearant by any tax authority nor are there any matters under discussion with any tax authority with respect to taxes of Clearant; and

          (vii) Clearant has not filed a consent pursuant to Section 341(f) of the Tax Code relating to collapsible corporations nor has Clearant agreed to have Section 341(f)(2) of the Tax Code apply to any disposition of a subsection (f) asset as such term is defined in Section 341(f)(4) of the Tax Code.

     (o) Books and Records. The general ledger and books of account of Clearant, all minute books of Clearant, all federal, state and local income, franchise, property and other tax returns filed by Clearant, all of which have been made available to Bliss, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

     (p) Contracts and Commitments.

          (i) Its disclosure schedule lists the following contracts and agreements, whether written or oral, other than those between Clearant and Bliss:

               (A) all loan agreements, indentures, mortgages, guaranties to which Clearant is a party or by which Clearant or any of its property is bound and any other agreement evidencing indebtedness in excess of $100,000;

               (B) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which Clearant is a party or by which Clearant or any of its property is bound, evidencing indebtedness in excess of $100,000;

               (C) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which Clearant is a party or by which Clearant or any of its property is bound that involve payments or receipts by Clearant of more than $100,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto;

               (D) all collective bargaining agreements, employment and consulting agreements providing for payments in excess of $100,000 per year, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which Clearant is a party or by which Clearant or any of its property is bound;

               (E) all agency, distributor, sales representative, franchise or similar agreements providing for payments in excess of $100,000 to which Clearant is a party or by which Clearant or any of its property is bound;

               (F) all agreements, understandings or arrangements in excess of $100,000 individually between or among Clearant and any director, officer, shareholder or, to Clearant’s Knowledge, affiliate or family member of such Person; and

               (G) all contracts, agreements or other arrangements imposing a non-competition obligation on Clearant.

          (ii) each such contract is a valid and binding agreement of Clearant, enforceable against Clearant in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties, and Clearant does not have any Knowledge that any such contract is not a valid and binding agreement of the other parties thereto;

          (iii) Clearant (A) has not received any notice of termination or cancellation under any such contract, (B) has not, as of the Closing Date, received any notice of material breach or default under any such contract, which breach has not been cured and could reasonably be anticipated to have an Adverse Effect, and (C) has not granted to any other third party any rights, adverse or otherwise, under any such contract that would constitute a breach of any other such contract;

          (iv) Clearant has materially complied with all obligations required pursuant to such contracts to have been performed by Clearant on its part prior to the Closing Date, and has no Knowledge that it will not be able to comply, when due, all of its obligations under such contracts which remain to be performed after the date hereof;

          (v) Clearant is not in breach of or default in any material respect under any such contract, and to its Knowledge no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

          (vi) to its Knowledge, there is no existing breach or default by any other party to any such contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto; and

          (vii) Clearant is not prevented by any such contract from carrying on its business anywhere in the world.

     (q) Compliance with Agreements and Laws.

          (i) To its Knowledge, (A) Clearant has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect, true, correct, and complete copies or list of which has been made available to Bliss; (B) Clearant is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of Hazardous Waste, land use or similar matters) relating to its properties; and (C) the business of Clearant as conducted since formation has not violated, and on the Closing Date does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, Hazardous Waste, conservation, or corrupt practices), the enforcement of which would have an Adverse Effect. Clearant has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

          (ii) To its Knowledge, Clearant is not in violation of any federal, state, county or municipal authority law, ruling, order, decree, regulation, permit, or other environmental or Hazardous Waste requirement applicable to Clearant relating to health, safety, pollution, Hazardous Waste, environmental or other similar matters, which has not been entirely corrected and which has or would reasonably be expected to have an Adverse Effect.

     (r) Employee Relations.

          (i) To its Knowledge, Clearant is in material compliance with all federal, state, and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

          (ii) None of the employees of Clearant is represented by any labor union;

          (iii) There is no unfair labor practice complaint against Clearant pending before the National Labor Relations Board or any state or local agency;

          (iv) There is no pending labor strike or other material labor trouble affecting Clearant (including, without limitation, any known organizational drive); and

          (v) There is no material labor grievance pending against Clearant.

     (s) Employee Benefit Plans.

          (i) True, correct and complete copies or lists of all employee benefit plans as defined in ERISA Section 3(3), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all material unexpired severance agreements with any current or former employee of Clearant have been made available to Bliss.

          (ii) With respect to such plans, individually and in the aggregate, no event has occurred and, to its Knowledge, there exists no condition or set of circumstances in connection with which Clearant could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

          (iii) With respect to such plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted on its financial statements in accordance with GAAP, which obligations are reasonably likely to have an Adverse Effect.

          (iv) Clearant is not a party to any (i) agreement with any officer or other key employee of Clearant, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Clearant of the nature contemplated by this Agreement, (ii) agreement with any officer of Clearant providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (t) Absence of Certain Changes or Events. Since the date of the most recent balance sheet made available to Bliss, Clearant has not entered into any transaction that is not in the ordinary course of business, and, without limiting the generality of the foregoing, except in connection with the transactions contemplated by this Agreement, Clearant has not:

          (i) incurred any material obligation or liability for borrowed money in excess of $100,000;

          (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability in excess of $100,000, other than current liabilities reflected in balance sheet;

          (iii) mortgaged, pledged or subjected to lien, charge or other encumbrance in excess of $100,000 any of its properties or assets;

          (iv) sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except in the ordinary course of business;

          (v) suffered any losses of personal or real property, whether insured or uninsured, and whether or not in the control of Clearant in excess of $100,000, or waived any rights of any such value;

          (vi) authorized any declaration or payment of dividends by Clearant or paid any such dividends, or authorized any transfer of assets of any kind by Clearant to any of its shareholders with respect to any shares of their capital stock;

          (vii) engaged any new employee for a salary in excess of $100,000 per annum;

          (viii) made, or committed to make, any changes in the compensation payable to any officer of Clearant, or any bonus payment or similar arrangements made to or with any of such officers, in excess of $100,000 per annum;

          (ix) any settlement of pending or threatened litigation involving Clearant, whether brought by a private party or a governmental entity, likely to have an Adverse Effect;

          (x) incurred any capital expenditure in excess of $100,000;

          (xi) any split, combination or reclassification of any of Clearant’s capital stock or any purchase or other acquisition, directly or indirectly, by Clearant of capital stock of Clearant;

          (xii) any increase in or establishment of any bonus, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan;

          (xiii) any revaluation by Clearant of any of its material assets, other than write downs or reserves required or permitted by GAAP;

          (xiv) made any material alteration in the manner of keeping the books, accounts or records of Clearant, or in the accounting practices therein reflected; or

          (xv) suffered any change that would reasonably be expected to have an Adverse Effect.

     (u) Customers. Its disclosure schedule sets forth a true, correct and complete list of the names of each customer of Clearant that accounted for more than 10% of the revenues of Clearant in the preceding two fiscal years ended December 31, 2004. None of such customers has notified Clearant that it intends to discontinue its relationship with Clearant.

     (v) Indebtedness to and from Affiliates. Clearant is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% shareholder of Clearant in any amount other than for salaries for services rendered or reimbursable business expenses, and no such Person is indebted to Clearant except for advances made to employees of Clearant in the ordinary course of business to meet reimbursable business expenses.

     (w) Banking Facilities. Its disclosure schedule sets forth a true, correct, and complete list of:

          (i) each bank, savings and loan or similar financial institution in which Clearant has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by Clearant thereat; and

          (ii) the names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.

     (x) Powers of Attorney and Suretyships. Clearant does not have (A) any general powers of attorney outstanding, whether as grantor or grantee thereof, or (B) except as reflected in its financial statements, any obligation or liability, whether actual, accrued, accruing, contingent or otherwise, as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

     (y) Conflicts of Interest. No officer, director, or 10% shareholder of Clearant nor, to its Knowledge, any affiliate of any such Person, now has or within the last three (3) years had, either directly or indirectly:

          (i) an equity or debt interest in any Person that furnishes or sells or during such period furnished or sold services or products to Clearant, or purchases or during such period purchased from Clearant any goods or services, or otherwise during such period did business with Clearant; or

          (ii) a beneficial interest in any contract, commitment or agreement to which Clearant is or was a party or under which Clearant is or was obligated or bound or to which its properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between Clearant and such persons in their capacities as employees, officers, directors or shareholders of Clearant.

     (z) Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by Clearant and that are necessary for the execution and delivery by Clearant of this Agreement or any documents to be executed and delivered by Clearant in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

     (aa) No Brokers. No broker or finder has acted for Clearant in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Clearant.

     (bb) Disclosure. The information concerning Clearant set forth in this Agreement, the exhibits and schedules hereto and any document, statement or certificate furnished or to be furnished pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. Copies of all documents heretofore or hereafter delivered or made available by Clearant pursuant to this Agreement were or will be complete and accurate copies of such documents.

     (cc) Tax Treatment. Neither Clearant nor, to the Knowledge of Clearant, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

Section 6. Bliss’s Representations and Warranties. Bliss and each of the Majority Stockholders jointly and severally represents and warrants to Clearant, the Surviving Corporation and the Investors that the statements contained in this Section are true and correct as of the Closing Date, and do not contain any facts, or omit any facts, that render the statements therein to be misleading, except (i) where any variation would not be reasonably likely to have an Adverse Effect, and (ii) as set forth herein and in the disclosure schedule delivered by Bliss to Clearant, arranged in sections corresponding to the paragraphs in this Section and the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

     (a) Organization. Bliss is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Bliss is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of the Articles and Bylaws, as amended to date, have been made available to Clearant, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Bliss is not in violation of any of the provisions of its Articles or Bylaws.

     (b) Capitalization.

          (i) Bliss’s authorized capital stock consists solely of 100,000,000 shares of Bliss Common Stock, $0.001 par value.

          (ii) There are 15,606,017 shares of Bliss Common Stock issued and outstanding and no shares of Bliss Common Stock are held in the treasury of Bliss. All of the issued and outstanding shares of Bliss Common Stock were duly and validly issued and fully paid, are nonassessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

          (iii) There are no outstanding (i) options, warrants, or other rights to purchase from Bliss any capital stock of Bliss; (ii) debt securities or instruments convertible into or exchangeable for shares of such stock; or (iii) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Bliss.

     (c) No Subsidiaries. Bliss does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

     (d) Authorization. Bliss and the Majority Stockholders have all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Bliss and the consummation by Bliss of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Bliss and no other corporate proceedings on the part of Bliss and no stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Bliss. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Bliss or the Majority Stockholders is a party constitute the valid and legally binding obligations of Bliss and the Majority Stockholders, enforceable against Bliss and the Majority Stockholders in accordance with their respective terms, except as may be limited by principles of equity, applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by Bliss and the Majority Stockholders of this Agreement and the agreements provided for herein, and the consummation by Bliss and the Majority Stockholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Bylaws Articles of Incorporation or Bylaws of Clearant, or to Bliss’s Knowledge (i) violate the provisions of any law, rule or regulation applicable to Bliss, (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Bliss pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Bliss is a party or by which Bliss or any of its properties is or may be bound.

     (e) No Conflict. The execution and delivery of this Agreement by Bliss and the Majority Stockholders does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of Bliss pursuant to any material agreement of Bliss or other instrument or obligation of Bliss.

     (f) Absence of Liabilities. As of the Closing Date, Bliss will not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which exceeds $1,000.

     (g) Litigation. There is no action, suit, legal or administrative proceeding or investigation pending or, to Bliss’s Knowledge, threatened against or involving Bliss (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. Neither Bliss nor to its Knowledge any officer, director or employee of Bliss, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of Bliss. There in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to Bliss’s Knowledge enjoining or requiring Bliss to take any action of any kind with respect to its business, assets or properties.

     (h) Insurance. Its disclosure schedule sets forth all material claims made under any policies of insurance since the formation of Bliss. True, correct, and complete copies of all Bliss insurance policies have been made available to Bliss. All current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for Bliss’s business, and to Bliss’s Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

     (i) Tax Matters.

          (i) Within the times and in the manner prescribed by law, Bliss has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed;

          (ii) Bliss has paid all taxes, interest, penalties, assessments and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes;

          (iii) All tax returns filed by Bliss for all taxable years since formation constitute complete and accurate representations of the respective tax liabilities of Bliss for such years;

          (iv) Bliss has not waived or extended any applicable statute of limitations relating to the assessment of federal, state or local taxes;

          (v) No examinations of the federal, state or local tax returns of Bliss are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against Bliss as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened;

          (vi) There are no pending or threatened audits, assessments or other actions relating to any liability in respect of taxes of Bliss by any tax authority nor are there any matters under discussion with any tax authority with respect to taxes of Bliss; and

          (vii) Bliss has not filed a consent pursuant to Section 341(f) of the Tax Code relating to collapsible corporations nor has Bliss agreed to have Section 341(f)(2) of the Tax Code apply to any disposition of a subsection (f) asset as such term is defined in Section 341(f)(4) of the Tax Code.

     (j) Books and Records. The general ledger and books of account of Bliss, all minute books of Bliss, all federal, state and local income, franchise, property and other tax returns filed by Bliss, all reports and filings with the SEC by Bliss, all of which have been made available to Clearant, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

     (k) Contracts and Commitments.

          (i) True, complete, and correct copies or lists of the following contracts and agreements, whether written or oral, have been made available to Clearant:

               (A) all loan agreements, indentures, mortgages, guaranties to which Clearant is a party or by which Bliss or any of its property is bound and any other agreement evidencing indebtedness in excess of $100,000;

               (B) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which Bliss is a party or by which Bliss or any of its property is bound, evidencing indebtedness in excess of $100,000;

               (C) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which Bliss is a party or by which Bliss or any of its property is bound that involve payments or receipts by Bliss of more than $100,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto;

               (D) all collective bargaining agreements, employment and consulting agreements providing for payments in excess of $100,000 per year, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which Bliss is a party or by which Bliss or any of its property is bound;

               (E) all agency, distributor, sales representative, franchise or similar agreements providing for payments in excess of $100,000 to which Bliss is a party or by which Bliss or any of its property is bound;

               (F) all agreements, understandings or arrangements in excess of $100,000 individually between or among Bliss and any director, officer, stockholder or, to Bliss’s Knowledge, affiliate or family member of such Person; and

               (G) all contracts, agreements or other arrangements imposing a non-competition obligation on Bliss.

          (ii) Every contract or agreement of any kind to which Bliss is a party (A) is fully and freely assignable and assumable, (B) will be assigned to and assumed by the Majority Stockholders on the Closing Date, and (C) will not bind or obligate Bliss in any manner as of the Closing Date.

     (l) Compliance with Agreements and Laws.

          (i) To its Knowledge, (A) Bliss has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect, true, correct, and complete copies or list of which has been made available to Clearant; (B) Bliss is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of Hazardous Waste, land use or similar matters) relating to its properties; and (C) the business of Bliss as conducted since formation has not violated, and on the Closing Date does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, Hazardous Waste, conservation, or corrupt practices), the enforcement of which would have an

Adverse Effect. Bliss has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

          (ii) To its Knowledge, Bliss is not in violation of any federal, state, county or municipal authority law, ruling, order, decree, regulation, permit, or other environmental or Hazardous Waste requirement applicable to Bliss relating to health, safety, pollution, Hazardous Waste, environmental or other similar matters, which has not been entirely corrected and which has or would reasonably be expected to have an Adverse Effect.

     (m) Employee Relations.

          (i) To its Knowledge, Bliss is in material compliance with all federal, state, and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

          (ii) None of the employees of Bliss is represented by any labor union;

          (iii) There is no unfair labor practice complaint against Bliss pending before the National Labor Relations Board or any state or local agency;

          (iv) There is no pending labor strike or other material labor trouble affecting Bliss (including, without limitation, any known organizational drive); and

          (v) There is no material labor grievance pending against Bliss.

     (n) Employee Benefit Plans.

          (i) Bliss has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of Bliss.

          (ii) With respect to such plans, individually and in the aggregate, no event has occurred and, to its Knowledge, there exists no condition or set of circumstances in connection with which Bliss could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

          (iii) With respect to such plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, which obligations are reasonably likely to have an Adverse Effect.

          (iv) Bliss is not a party to any (i) agreement with any officer or other key employee of Bliss, (ii) agreement with any officer of Bliss providing any term of employment or compensation guarantee extending for a period longer than the Closing Date, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, which will remain in effect or have any benefits as of the Closing Date.

     (o) Absence of Certain Changes or Events. Since the date of the most recent balance sheet made available to Clearant, Bliss has not entered into any transaction that is not in the ordinary course of business, and, without limiting the generality of the foregoing, except in connection with the transactions contemplated by this Agreement, Bliss has not:

          (i) incurred any material obligation or liability for borrowed money in excess of $100,000;

          (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability in excess of $100,000 other than current liabilities reflected in balance sheet;

          (iii) mortgaged, pledged or subjected to lien, charge or other encumbrance in excess of $100,000 any of its properties or assets;

          (iv) sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except in the ordinary course of business;

          (v) suffered any losses of personal or real property, whether insured or uninsured, and whether or not in the control of Bliss in excess of $100,000, or waived any rights of any such value;

          (vi) authorized any declaration or payment of dividends by Bliss or paid any such dividends, or authorized any transfer of assets of any kind by Bliss to any of its stockholders with respect to any shares of their capital stock;

          (vii) engaged any new employee;

          (viii) made, or committed to make, any changes in the compensation payable to any officer of Bliss, or any bonus payment or similar arrangements made to or with any of such officers;

          (ix) any settlement of pending or threatened litigation involving Bliss, whether brought by a private party or a governmental entity, likely to have an Adverse Effect;

          (x) incurred any capital expenditure in excess of $100,000;

          (xi) any split, combination or reclassification of any of Bliss’s capital stock or any purchase or other acquisition, directly or indirectly, by Bliss of capital stock of Bliss;

          (xii) any increase in or establishment of any bonus, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan;

          (xiii) any revaluation by Bliss of any of its material assets, other than write downs or reserves required or permitted by GAAP;

          (xiv) made any material alteration in the manner of keeping the books, accounts or records of Bliss, or in the accounting practices therein reflected; or

          (xv) suffered any change that would reasonably be expected to have an Adverse Effect.

     (p) Indebtedness to and from Affiliates. Bliss is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of Bliss in any amount other than for salaries for services rendered or reimbursable business expenses, and no such Person is indebted to Bliss except for advances made to employees of Bliss in the ordinary course of business to meet reimbursable business expenses.

     (q) Banking Facilities. Its disclosure schedule sets forth a true, correct, and complete list of:

          (i) each bank, savings and loan or similar financial institution in which Bliss has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by Bliss thereat; and

          (ii) the names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.

     (r) Powers of Attorney and Suretyships. Bliss does not have (A) any general powers of attorney outstanding, whether as grantor or grantee thereof, or (B) except as reflected in its financial statements, any obligation or liability, whether actual, accrued, accruing, contingent or otherwise, as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

     (s) Conflicts of Interest. No officer, director, or 10% stockholder of Bliss nor, to its Knowledge, any affiliate of any such Person, now has or within the last three (3) years had, either directly or indirectly:

          (i) an equity or debt interest in any Person that furnishes or sells or during such period furnished or sold services or products to Clearant, or purchases or during such period purchased from Bliss any goods or services, or otherwise during such period did business with Bliss; or

          (ii) a beneficial interest in any contract, commitment or agreement to which Bliss is or was a party or under which Bliss is or was obligated or bound or to which its properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between Bliss and such persons in their capacities as employees, officers, directors or stockholders of Bliss.

     (t) Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by Bliss and that are necessary for the execution and delivery by Bliss and the Majority Stockholders of this Agreement or any documents to be executed and delivered by Bliss and the Majority Stockholders in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

     (u) No Brokers. No broker or finder has acted for Bliss or the Majority Stockholders in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Bliss or the Majority Stockholders.

     (v) Disclosure. The information concerning Bliss set forth in its reports and filings with the SEC, this Agreement, the exhibits and schedules hereto and any document, statement or certificate furnished or to be furnished pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. Copies of all documents heretofore or hereafter delivered or made available by Clearant pursuant to this Agreement were or will be complete and accurate copies of such documents

     (w) SEC and State Securities Law Filings.

          (i) Bliss has timely and properly filed all forms, reports and documents required to be filed with the SEC since formation of Bliss. At the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, all such filings (A) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary in order to make the statements in such filings, in the light of the circumstances under which they were made, not misleading.

          (ii) Each of the financial statements (including, in each case, any related notes) contained in Bliss’s SEC filings complied as to form in all material respects with the applicable rules and regulations with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of Bliss as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          (iii) Bliss has filed and made available to Clearant all forms, reports and documents required to be filed by Bliss with state securities regulators since formation of Bliss. Such reports (A) at the time filed complied in all material respects with the requirements of the applicable state securities laws and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such reports or necessary in order to make the statements in such reports, in the light of the circumstances under which they were made, not misleading.

          (iv) Bliss will use reasonable best efforts to cause its existing accountant to timely provide to Bliss and the SEC the letter required by Regulation 229.304 (item 304).

     (x) Tax Treatment. Neither Bliss nor, to the Knowledge of Bliss, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

     (y) Affiliates. Except for the Parties, there are no persons who, to the Knowledge of Bliss, may be deemed to be affiliates of Bliss under Rule 1.02(b) of Regulation S-X.

     (z) Stockholder Claims. There are no existing claims against Bliss by any current or former stockholder of Bliss, and to Bliss’s Knowledge no facts or circumstances reasonably likely to result in any such claims.

Section 7. Covenants. The Parties agree as follows with respect to the period from and after the Closing Date through the date all of the conditions in Section 3(c) hereof are satisfied or waived.

     (a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

     (b) Notices and Consents. Each of the Parties will give any notices to third parties, and will use its reasonable best efforts to obtain any necessary third-party consents. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties herein.

     (c) Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governmental agencies in connection with the matters contemplated by this Agreement.

     (d) Operation of Business. Neither Clearant nor Bliss will engage in any practice, take any action, or enter into any transaction outside the ordinary course of business, consistent with past custom and practice. Without limiting the generality of the foregoing neither Clearant nor Bliss will:

          (1) authorize or effect any change in its charter or bylaws, except the changes to the Bylaws stipulated by the Purchase Agreement;

          (2) grant any options, warrants, or other rights to purchase or obtain any of its stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

          (3) declare, set aside, or pay any dividend or distribution with respect to its stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

          (4) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business;

          (5) impose any lien upon any of its assets outside the ordinary course of business;

          (6) make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the ordinary course of business;

          (7) make any change in employment terms for any of its directors, officers, and employees outside the ordinary course of business; or

          (8) commit to any of the foregoing.

Section 8. Indemnification.

     (a) By Clearant. From and after the Closing Date, Clearant hereby indemnifies and holds harmless Bliss and the Majority Stockholders from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, legal fees and disbursements), interest, penalties or cost of mitigation and all amounts paid in investigation, defense or settlement of any of the foregoing, incurred in connection with, arising out of or incident to any misrepresentation or breach of any representation or warranty, covenant, agreement or obligation made by Clearant in this Agreement.

     (b) By Majority Stockholders. From and after the Closing Date, each of the Majority Stockholders, who severally and but not jointly, on a pro rata basis in proportion to the number of shares of common stock of Bliss held by each on the Closing Date, hereby indemnifies and holds harmless Bliss, Clearant and the Surviving Corporation from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, legal fees and disbursements), interest, penalties or cost of mitigation and all amounts paid in investigation, defense or settlement of any of the foregoing, incurred in connection with, arising out of or incident to any misrepresentation or breach of any representation or warranty, covenant, agreement or obligation made by Bliss or such stockholder in this Agreement.

     (c) Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section, the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the Party from whom the Indemnified Party seeks indemnification (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided below, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party.

     (d) Defense by the Indemnifying Party. In connection with any claim that may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its, his or her sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledge(s) to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assume(s) the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party do(es) not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seek to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

     (e) Survival of Representations and Warranties; Claims for Indemnification. All representations, warranties and covenants in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any Party for a period of one year. All such representations, warranties and covenants shall expire on the first anniversary of the Closing Date, except for claims, if any, asserted in writing prior to such first anniversary identified as a claim for indemnification pursuant to this Section.

Section 9. Confidentiality. Each Party shall ensure that any information provided to it by any other Party in confidence shall be treated as strictly confidential and that all such confidential information that each Party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them, in each case without the prior written consent of the other Party; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving Party. Each such Party shall, and shall cause all of such other Persons who received confidential information, from time to time to deliver to the disclosing Party all tangible evidence of such confidential information to which the restrictions of this Section apply upon written request.

Section 10. Termination.

     (a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date.

     (b) Bliss or the Majority Stockholders may terminate this Agreement, by giving written notice to Clearant at any time prior to the Closing Date, in the event (i) Clearant fails to deliver any of the documents or instruments required as of the Closing Date, or (ii) Clearant has breached any representation, warranty, or covenant contained in this Agreement in any respect, and has failed to cure such breach promptly upon written notice reasonably specifying same.

     (c) Clearant may terminate this Agreement, by giving written notice to Bliss at any time prior to the Closing Date, in the event (i) Bliss or any of the Majority Stockholders fails to deliver any of the documents or instruments required as of the Closing Date, (ii) the entire amount of the Financing is not deposited with the Escrow Holder, or (iii) Bliss or any of the Majority Stockholders has breached any representation, warranty, or covenant contained in this Agreement in any respect, and has failed to cure such breach promptly upon written notice reasonably specifying same.

     (d) If any Party terminates this Agreement as provided in (b) and (c) above, all rights and obligations of the Parties hereunder will terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 9 above will survive termination.

Section 11. Miscellaneous.

     (a) Survival. The representations, warranties, and covenants of the Parties will survive for a period of one year following the Closing Date.

     (b) Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith based upon written opinion of counsel is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

     (c) No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions concerning payment of the Financing are intended for the benefit of Clearant shareholders and (ii) the provisions above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

     (d) Incorporation by Reference. The exhibits, schedules and other agreements and instruments referenced or identified in this Agreement are incorporated herein by reference and made a part hereof as though fully set forth herein.

     (e) Notices. All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the Party to receive notice at the following addresses or at such other address as any Party may, by notice, direct:

To Majority Stockholders:	Thomas Gelfand
Howard Gelfand
Kathleen Rufh
5050 Kingsway, 2nd Floor
Burnaby, British Columbia
Canada V5H 4H2
Fax number: (604) 681-8445

To Bliss:	Bliss Essentials Corp.
Attention: President
5050 Kingsway, 2nd Floor
Burnaby, British Columbia
Canada V5H 4H2
Fax number: (604) 681-8445

With a copy to:	Bryan Cave LLP
(which will not	Attention: Randolf W. Katz, Esq.
constitute notice)	2020 Main Street, Suite 600
Irvine, California 92614
Fax number: (949) 223-7100

To Clearant:	Clearant, Inc.
Attention: Chief Financial Officer
11111 Santa Monica Boulevard, Suite 650
Los Angeles, California 90025
Fax number: (310) 479-2959

With a copy to:	Greenberg Traurig, LLP
(which will not	Attention: John C. Kirkland, Esq.
constitute notice)	2459 Colorado Avenue, Suite 400E
Santa Monica, California 90404
Fax number: (310) 586-7800

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

     (f) Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     (g) Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     (h) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, which may be granted or withheld at the sole discretion of such other Parties. Any unauthorized assignment is void.

     (i) Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     (j) Expenses. Each Party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by that Party in connection with the transactions contemplated by this Agreement. Upon the request of Clearant from time to time, Bliss will inform Clearant of its anticipated fees and expenses.

     (k) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws and any actions related hereto shall be brought in a court of competent jurisdiction located in the County of Los Angeles, State of California.

     (l) Section Headings; Construction. The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the Parties. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

     (m) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.

     (n) Amendments. The Parties may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Parties.

     (o) Entire Agreement. This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the Parties on Closing represent the entire understanding and agreement between the Parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings, including without limitation the letter agreement between Clearant and Bliss dated January 3, 2005.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BLISS ESSENTIALS CORP., a Nevada corporation

By:

Thomas Gelfand
Chairman, President & CEO

By:

Howard Gelfand
Secretary, Treasurer & CFO

By:

Kathleen Rufh, Vice President

CLEARANT, INC., a Delaware corporation

By:

Alain Delongchamp CEO

By:

Donald J. Lewis CFO

Thomas Gelfand

Howard Gelfand

Kathleen Rufh

Schedule 1

Definitions

“Adverse Effect” means, with respect to each Party, any effect or change that would have a material adverse effect on the results of operations, financial condition, assets, properties or business of the Party, taken as a whole, or to the ability of the Party to consummate timely the transactions contemplated hereby; provided that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, an Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the business of the Party, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Affiliate” has the meaning set forth in Exchange Act Rule 12b-2.

“GCL” means the General Corporation Law of the State of Delaware.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Holder” means Bryan Cave LLP, 2020 Main Street, Suite 600, Irvine, California 92614.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Hazardous Waste” means “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6921 et. seq., and the regulations adopted pursuant thereto.

“Knowledge” means the actual knowledge of the executive officers of a Party, without independent investigation.

“Party” means any one of the following: Bliss, any Bliss subsidiary formed for purposes of effectuating the transaction contemplated hereby, e.g. Name Change Sub and Merger Sub, Clearant, and each of the Majority Stockholders.

“Person” includes any person, individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, local, state,

provincial, territorial, or federal government, or department, agency or political subdivision thereof, and any other entity of any kind.

“SEC” means the Securities and Exchange Commission and its staff.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Index of Definitions

“Articles”	2
“Asset Sale”	2
“Board”	1
“Bylaws”	1
“Clearant Preferred Stock”	6
“Closing Date”	1
“Financing”	2
“14-F1 Information”	2
“GAAP”	8
“Indemnified Party”	26
“Indemnifying Party”	26
“Information Statement”	2
“IRA Amendment”	5
“Majority Stockholders”	1
“Merger”	5
“Merger Sub”	1
“NRS”	2
“Name Change”	2
“Name Change Sub”	1
“Purchase Agreement”	1
“Shares”	5
“Share Ratio”	5
“Tax Code”	1
“Warrants”	6
“Warrant Ratio”	6

Schedule 2

List of Agreements

Asset Purchase Agreement	1

Registration Rights Agreement	2

Subscription Agreement	2

Conversion Agreements	4

IRA Agreement	4

B-1

Exhibit A

Form of Registration Rights Agreement

 i

Exhibit B

Form of Subscription Agreement

 i